Exhibit 10.23

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

AMENDED AND RESTATED LICENSE AGREEMENT

This amended and restated LICENSE AGREEMENT is entered into this 28 day of November, 2008 (the “EFFECTIVE DATE”) between The University of North Carolina at Chapel Hill having an address at Campus Box 4105, 308 Bynum Hall, Chapel Hill, North Carolina, 27599-4105 (“UNIVERSITY”) and Inspiration Biopharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principle office/place of business at 28202 Cabot Road, Suite 300, Laguna Niguel, CA 92677 (“LICENSEE”).

WITNESSETH

WHEREAS, UNIVERSITY and LICENSEE have entered into a license agreement dated September 6, 2006, as amended in the First Amendment dated February 16, 2007, and the Second Amendment dated March 31, 2008 (the “Original License”), which grants LICENSEE certain rights to inventions developed and patented by UNIVERSITY; and

WHEREAS, LICENSEE and UNIVERSITY wish to amend and restate the Original License in its entirety; and

WHEREAS, LICENSEE and UNIVERSITY wish to further modify the Original License in accordance with the terms set forth below; and

WHEREAS, UNIVERSITY owns and controls valuable inventions known as (i) [**] (collectively, the “INVENTIONS”), as further described in Appendix A attached hereto; and

WHEREAS, the INVENTIONS were developed by (i) [**] (collectively the “INVENTORS”); and

WHEREAS, UNIVERSITY is interested in licensing its information and technology concerning the INVENTIONS in a manner that will benefit the public, and the grant of a license best facilitates the distribution of useful products and the utilization of new processes; and

WHEREAS, LICENSEE desires to obtain a license to use the INVENTIONS as herein provided and commits to using its best efforts and resources in a diligent program of commercializing products and processes based upon or embodying said INVENTIONS under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained in this LICENSE AGREEMENT and for good and valuable consideration, it is agreed by and between UNIVERSITY and LICENSEE as follows:

ARTICLE 1: DEFINITIONS

1.1 “AFFILIATE” means (a) any person or entity which owns or controls at least fifty percent (50%) of the equity or voting stock of LICENSEE, or (b) any person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by LICENSEE, or (c) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of the equity or voting stock of LICENSEE.

1.2 “LICENSED FIELD” means, and is limited to, the practice of the INVENTIONS for the production of Factors IX [**], for therapeutic use.

1.3 “LICENSED PRODUCTS” means any method or process, composition, product, or component part thereof covered in whole or in part by a VALID CLAIM and whose manufacture, use or sale includes any use of UNIVERSITY TECHNOLOGY or PATENT RIGHTS.

1.4 “LICENSED TERRITORY” means worldwide.

1.5 “NET SALES” mean the gross revenues invoiced by LICENSEE, its AFFILIATES, and sublicensees in connection with the sale, lease or other transfer for value of LICENSED PRODUCTS; in all cases after deduction of:

(a) customary trade and quantity discounts actually allowed and taken

(b) amounts actually allowed or credited due to returns of Licensed Products previously sold as reflected in written invoices (and not to exceed the original invoice amount) consistent with LICENSEE’S or sublicensee’s return policy;

(c) shipping, freight and insurance, to the extent separately invoiced and charged;

(d) credits, allowances and rebates actually given pursuant to federal, state and/or government-mandated programs, which require a manufacturer/distributor rebate (including Medicare and Medicaid); and

(e) value added or import/export taxes, sales tax, excise taxes or custom duties, to the extent applicable to such sale, and included in the invoice in respect of such sale and actually paid.

1.6 “PATENT RIGHTS” means any United States, foreign or international patents and/or patent applications covering the INVENTIONS owned or controlled by UNIVERSITY prior to or during the term of this LICENSE AGREEMENT and which UNIVERSITY has the right to provide to LICENSEE, as well as any continuations, continuations-in-part, divisionals, provisionals, continued prosecution applications, reissues, reexaminations, renewals, or extensions thereof, and any foreign counterpart of any of the foregoing.

1.7 “UNIVERSITY TECHNOLOGY” means any confidential and unpublished research and development information, know-how, and technical data in the possession of INVENTOR(S) prior to the EFFECTIVE DATE of this LICENSE AGREEMENT which relates to and is necessary for the practice of the INVENTIONS and which UNIVERSITY has the right to provide to LICENSEE.

1.8 “VALID CLAIM” means either (a) a claim of an issued and unexpired patent within the PATENT RIGHTS which has not (i) expired or been canceled, or (ii) been declared unpatentable, invalid or unenforceable by a court or other appropriate body of competent jurisdiction from which no appeal is taken, or unenforceable through reissue, reexamination, disclaimer, or otherwise; or (b) a claim filed and kept pending in good faith that is included in a patent application within the PATENT RIGHTS, provided that UNIVERSITY has been diligent in prosecuting the patent application claims and any delay in the conversion of the patent application into an issued patent is attributable to delays at the patent prosecution office and has not been caused by UNIVERSITY’S acts or omissions which do not reflect usual and customary patent prosecution practices undertaken by similar institutions.

ARTICLE 2: GRANT OF LICENSE

2.1 UNIVERSITY hereby grants to LICENSEE, to the extent of the LICENSED TERRITORY, a non-exclusive right and license to use UNIVERSITY TECHNOLOGY in the LICENSED FIELD, with the right to sublicense as set forth in Article 6, provided that each such sublicense is granted concurrently with the grant of a license to PATENT RIGHTS, if any, subject to all the terms and conditions of this LICENSE AGREEMENT. LICENSEE may only grant a sublicense to UNIVERSITY TECHNOLOGY concurrent with a sublicense of PATENT RIGHTS to the same sublicensee.

2.2 UNIVERSITY hereby grants to LICENSEE, to the extent of the LICENSED TERRITORY, an exclusive license under the PATENT RIGHTS to make, have made, use, offer for sale, sell and import LICENSED PRODUCTS in the LICENSED FIELD, with the right to sublicense as set forth in Article 6, subject to all the terms and conditions of this LICENSE AGREEMENT.

Notwithstanding the foregoing, LICENSEE shall have the right to grant a sublicense under the rights set forth in Sections 2.1 and 2.2 to any AFFILIATE (as determined as of the date of such grant), which sublicense shall not be subject to Sections 3.8(a), 6.1, or 6.2 of this LICENSE AGREEMENT, but shall be subject to all other terms and conditions of this LICENSE AGREEMENT. With respect to any sublicense granted to an AFFILIATE hereunder, such AFFILIATE shall be responsible for the payment of all royalties, minimum payments, milestones and other payments due to UNIVERSITY under the LICENSE AGREEMENT which arise from the development and commercialization of LICENSED PRODUCTS in the LICENSED FIELD. Such AFFILIATE shall also be responsible for the payment of any further sublicensing fees due to UNIVERSITY under the LICENSE AGREEMENT which arise from the further sublicensing of the PATENT RIGHTS and/or UNIVERSITY TECHNOLOGY by such AFFILIATE to a third party. Such AFFILIATE shall remit all such royalties, milestone, sublicensing and other payments directly to the UNIVERSITY.

LICENSEE acknowledges that AstraZeneca AB holds a non-exclusive license under U.S. Patent 5,268,275, as set forth in that certain license agreement by and between UNIVERSITY and AstraZeneca AB, dated March 10th, 2005. UNIVERSITY shall not grant any further commercial licenses under the PATENT RIGHTS in the LICENSED FIELD.

2.3 UNIVERSITY reserves the right to practice under the PATENT RIGHTS, to use UNIVERSITY TECHNOLOGY and to make, use and provide LICENSED PRODUCTS for research, public service, clinical, teaching and educational purposes, without payment of royalties. Furthermore, UNIVERSITY shall be free to publish UNIVERSITY TECHNOLOGY as it sees fit. For purposes of clarification, in the event UNIVERSITY publishes any UNIVERSITY TECHNOLOGY, such technology shall no longer be considered UNIVERSITY TECHNOLOGY under this LICENSE AGREEMENT.

2.4 Notwithstanding the foregoing, any and all licenses and other rights granted hereunder are limited by and subject to the rights and requirements of the United States Government which arise out of its sponsorship, if any, of the research which led to the conception or reduction to practice of the INVENTIONS covered by PATENT RIGHTS. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on the behalf of the United States Government any of the PATENT RIGHTS throughout the world.

2.5 LICENSEE shall obtain no implied license rights to UNIVERSITY TECHNOLOGY or the PATENT RIGHTS. Any rights not expressly granted to LICENSEE shall be retained by UNIVERSITY.

ARTICLE 3: CONSIDERATION

3.1 LICENSEE will pay a license fee in the form of the reimbursement of all documented attorney’s fees, expenses, official fees, and other charges arising out of the preparation, prosecution, and maintenance of the PATENT RIGHTS, pursuant to Article 8 of this LICENSE AGREEMENT. The reimbursement of patenting costs shall be non-refundable and shall not be a credit against any other amounts due hereunder except as may be provided for elsewhere in this LICENSE AGREEMENT. Reimbursement of patenting costs shall be due within thirty (30) days of receipt of billing by UNIVERSITY.

3.2 Beginning on the EFFECTIVE DATE of this LICENSE AGREEMENT and continuing for a term as provided in Section 7.1, LICENSEE will pay UNIVERSITY a running royalty of [**] percent ([**]%) for the first $[**] of NET SALES of LICENSED PRODUCTS and [**] percent ([**]%) for all NET SALES of LICENSED PRODUCTS in excess of $[**] in the aggregate. LICENSEE shall pay to UNIVERSITY said royalties on the LICENSED PRODUCTS sold by LICENSEE and sublicensees, respectively, concurrently with the making of quarterly written reports, as provided in Section 4.1 below. This royalty obligation shall expire on a country-by-country basis upon the last to expire VALID CLAIM in each country in the LICENSED TERRITORY.

3.3 In the event that more than one VALID CLAIM is applicable to any LICENSED PRODUCT subject to royalties hereunder, then only one royalty shall be paid to UNIVERSITY in respect of such LICENSED PRODUCT. This Section 3.3 shall not apply to royalties paid in respect to new inventions added by amendment to this LICENSE AGREEMENT unless otherwise indicated in the amendment.

3.4 No royalty will be paid hereunder with respect to disposition of LICENSED PRODUCTS for use for clinical trials, research, or development purposes, or as samples if such disposition is made without remuneration in excess of LICENSEE’S total direct and indirect cost of manufacture.

3.5 In the event that LICENSEE is required to pay royalties to one or more third parties [**] by the manufacture, use, or sale of any LICENSED PRODUCT, or [**], then LICENSEE may deduct a pro rata amount, relative to the royalty burden imposed by all other third party licensors of LICENSEE with respect to such LICENSED PRODUCT, of such excess from the royalty owing to UNIVERSITY for sales of that LICENSED PRODUCT, provided that in no event shall the royalties due UNIVERSITY be less than [**] percent ([**]%).

3.6 If in any calendar year during the term of this LICENSE AGREEMENT, the total amounts payable under Section 3.2 hereof are less than the minimum amount indicated in the schedule below corresponding to such calendar year, LICENSEE shall pay UNIVERSITY the difference between the amounts payable for such calendar year and said minimum amount within thirty (30) days after the end of such calendar year.

SCHEDULE

Calendar Year	Minimum Amounts
2012-2016	$[**]
2017 and all subsequent years	$[**]

3.7 Should this LICENSE AGREEMENT become effective, terminate or expire during a calendar year, the minimum amount under Section 3.6 for such portion of a year shall be determined by multiplying the minimum amount set forth in said paragraph for the year in which this LICENSE AGREEMENT becomes effective, terminates or expires, by a fraction, the numerator of which shall be the number of days during such calendar year for which this LICENSE AGREEMENT is in effect and the denominator of which shall be three hundred and sixty-five (365).

3.8 Sublicensing Income

(a) Subject to the terms and conditions of this Article 3, in respect to sublicenses granted by LICENSEE under Article 6 below, LICENSEE shall pay to UNIVERSITY an amount in royalties equal to the amount LICENSEE would have been required to pay UNIVERSITY had such sublicense sales been made directly by LICENSEE. In addition, if LICENSEE receives any payment other than royalties, including any sublicense fees or other payments in consideration for any rights in the PATENT RIGHTS and or UNIVERSITY TECHNOLOGY granted under a sublicense agreement (“Non-royalty Income”), except with respect to any sublicense granted by LICENSEE to an AFFILIATE under Section 2.2 of this LICENSE AGREEMENT, then

LICENSEE shall pay the following percentage of any such Non-royalty Income, based upon the timing of the payment(s) received by LICENSEE from an applicable sublicense pursuant to any such sublicense:

Signing Date of Sublicense	Sublicensing Percentage Due
Prior to the date on which LICENSEE shall have developed a viable, stable cell line for production of at least one protein covered by such sublicense	[**]%

Subsequent to the date on which LICENSEE shall have developed a viable, stable cell line for production of at least one protein covered by such sublicense and prior to the date on which LICENSEE has completed in vivo proof-of-concept animal studies with such protein	[**]%

Subsequent to completion by LICENSEE of in vivo proof-of-concept animal studies for at least one protein covered by such sublicense and prior to initiation of Phase I clinical trials in the US	[**]%

Subsequent to initiation by LICENSEE of a U.S. Phase I clinical trial for at least one protein covered by such sublicense	[**]%

Non-royalty Income shall not include the following payments, in cash or equity, received by LICENSEE or its AFFILIATES that are granted a sublicense pursuant to Section 2.2 above: (i) payments for future research and development activities, as itemized in such sublicense, (ii) payments for any reimbursement received by LICENSEE from sublicensees for properly documented prior research and development undertaken by LICENSEE, (iii) payments for the performance of management, technical, scientific, clinical, manufacturing, supplier, or regulatory services or consulting received by LICENSEE from sublicensees and/or milestones related thereto; (iv) amounts creditable against royalties payable on LICENSED PRODUCTS, (v) pre-paid royalties (it is understood that UNIVERSITY would receive its royalty on NET SALES of LICENSED PRODUCTS, as set forth in Section 3.2 above), (vi) amounts received in consideration for LICENSEE’S or its AFFILIATE’S equity, and (vii) amounts received in consideration for the sale of all or substantially all of the business or assets of LICENSEE or its AFFILIATES relating to this LICENSE AGREEMENT whether by merger, acquisition, sale of assets, stock, or otherwise.

Payments due under this Section 3.8(a) and Section 3.9 below shall be due concurrently with the making of quarterly written reports as provided in Section 4.1 below.

(b) With respect to any sublicense granted to an AFFILIATE pursuant to Section 2.2 above, such AFFILIATE shall be responsible for the payment of all royalties, minimum payments, milestones and other payments due to UNIVERSITY under the LICENSE AGREEMENT which arise from the development and commercialization of the LICENSED PRODUCTS in the LICENSED FIELD. Such AFFILIATE shall also be responsible for the payment of all sublicensing fees due to UNIVERSITY under the LICENSE AGREEMENT which arise from the further sublicensing of the PATENT RIGHTS and/or UNIVERSITY TECHNOLOGY by such AFFILIATE to a third party. Such AFFILIATE shall remit all such royalties, milestone, sublicensing and other payments directly to UNIVERSITY.

3.9 Combination Sublicenses

(a) Notwithstanding anything herein to the contrary, in the event that PATENT RIGHTS are sublicensed in combination with other patent rights or technology for which no payment would be due hereunder if licensed separately, the amounts due to UNIVERSITY from such combination license for purposes of calculating the amounts due under Section 3.8 above shall be as determined by good faith negotiation between UNIVERSITY and LICENSEE, based upon the relative importance and proprietary protection of the PATENT RIGHTS and such other patent rights and technology in comparable arms-length transactions.

(b) Pursuant to subsection 3.9(a), UNIVERSITY and LICENSEE hereby agree, after having negotiated in good faith, that in the event that the PATENT RIGHTS are sublicensed in combination with all, or the majority of, those patent rights (or the foreign counterparts thereof) set forth on Appendix C (the “LICENSEE Portfolio”), then the amounts due to UNIVERSITY from such combination license shall be [**]. In the event that any patent rights are added to or subtracted from the LICENSEE Portfolio, the Parties will renegotiate such amounts due hereunder pursuant to subsection 3.9(a).

3.10 All fees, royalties, and other payments due to UNIVERSITY under this LICENSE AGREEMENT shall be made in United States Dollars.

3.11 In the event royalty payments or fees due under this Article 3 are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest and charges at the maximum rate of interest allowed by law on the total royalties or fees due.

3.12 In the event of default in payment of any payment owing to UNIVERSITY under the terms of this LICENSE AGREEMENT, and if it becomes necessary for UNIVERSITY to undertake legal action to collect said payment, LICENSEE shall pay all legal fees and costs incurred by UNIVERSITY in connection therewith, provided LICENSEE is found to be obligated to make said payment.

ARTICLE 4: REPORTS AND RECORDS

4.1 LICENSEE agrees to make quarterly written reports to UNIVERSITY within forty-five (45) days after the end of each calendar quarter during the life of this LICENSE AGREEMENT and as of such dates, stating in each such report the number, description, and aggregate selling prices of LICENSED PRODUCTS sold or otherwise disposed of by LICENSEE during the preceding three calendar months and upon which royalty is payable as provided in Section 3.2 hereof, as well as a record of all sublicensing income receiving by LICENSEE during the preceding three calendar months received pursuant to Sections 3.8 and 3.9 above. Until LICENSEE has achieved a first commercial sale of a LICENSED PRODUCT, a report shall be submitted by LICENSEE at the end of each calendar quarter after the EFFECTIVE DATE of this LICENSE AGREEMENT and will include a full written report describing LICENSEE’S technical and other efforts made towards such first commercial sale for all LICENSED PRODUCTS under development, as well as a record of all sublicensing income received pursuant to Sections 3.8 and 3.9 above.

4.2 LICENSEE will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to UNIVERSITY under this LICENSE AGREEMENT. Such books and records will be kept at LICENSEE’S principal place of business for at least two (2) years following the end of the calendar quarter to which they pertain, and will be open at all reasonable times for inspection by a representative of UNIVERSITY for the purpose of verifying LICENSEE’S royalty statements or LICENSEE’S compliance in other respects with this LICENSE AGREEMENT. The representative will be obliged to treat as confidential all relevant matters.

4.3 Inspections made under Section 4.2 shall be at the expense of UNIVERSITY, unless a variation or error in any amount payable to UNIVERSITY under this LICENSE AGREEMENT exceeding an underpayment of one thousand dollars ($1,000), or the equivalent, is discovered in the course of any such inspection, whereupon all costs relating thereto shall be paid by LICENSEE.

4.4 LICENSEE will promptly pay to UNIVERSITY the full amount of any underpayment, together with interest thereon at the maximum rate of interest allowed by law.

ARTICLE 5: DUE DILIGENCE

5.1 LICENSEE shall use its best efforts and due diligence to proceed earnestly and assiduously with the research, development and commercialization, including manufacture and sale, of LICENCED PRODUCTS during the period of this LICENSE AGREEMENT. In particular, LICENSEE shall meet all obligations under the performance milestones set forth in Appendix B, which is attached hereto.

5.2 LICENSEE shall pay to UNIVERSITY the following milestone payments for the first LICENSED PRODUCT within thirty (30) days after LICENSEE or a sublicensee meets the milestones set forth below.

MILESTONE	PAYMENT DUE
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

ARTICLE 6: SUBLICENSING

6.1 LICENSEE may sublicense any or all of the rights licensed hereunder, provided that LICENSEE notifies UNIVERSITY in writing and provides UNIVERSITY with a copy of those parts of each sublicense agreement and each amendment thereto applicable to LICENSEE’S and sublicensee’s obligations hereunder (and redacted as necessary to protect the confidentiality of information included therein unrelated to the performance of such obligations) within thirty (30)

days after their execution. Notwithstanding the foregoing, the right to sublicense granted herein shall not include the right to sublicense further unless prior written consent has been received by LICENSEE from UNIVERSITY; provided, however, that in the event that LICENSEE sublicenses any or all of the rights hereunder to [**], then [**] of this LICENSE AGREEMENT.

6.2 LICENSEE shall not receive from sublicensees anything of value other than cash payments in consideration for any rights in the PATENT RIGHTS and or UNIVERSITY TECHNOLOGY granted under a sublicense agreement under this LICENSE AGREEMENT, without the express prior written permission of UNIVERSITY.

6.3 LICENSEE shall require that all sublicense agreements (1) be consistent with the terms, conditions and limitations of this LICENSE AGREEMENT, (2) contain the sublicensee’s acknowledgment of the disclaimer of warranty and limitation on UNIVERSITY’S liability, as provided by Article 10 below, and (3) contain no provisions less favorable to UNIVERSITY than in this LICENSE AGREEMENT. If any sublicense agreement does not comport with above requirements, then that sublicense agreement shall be in breach hereof.

6.4 Upon execution of each sublicense agreement, LICENSEE agrees to be fully responsible for the performance of it sublicensees hereunder.

6.5 LICENSEE shall cause every sublicense agreement to provide LICENSEE the right to assign its rights under the sublicense to UNIVERSITY in the event that this LICENSE AGREEMENT terminates. All sublicenses granted by LICENSEE hereunder shall survive termination of this LICENSE AGREEMENT and will be assigned to UNIVERSITY in the event that this LICENSE AGREEMENT terminates; provided, however, that where such sublicense agreements would require UNIVERSITY, as licensor, to assume duties that are impractical or inconsistent with its research, educational, and public service mission or that are impermissible for an agency of the State of North Carolina, UNIVERSITY shall not be required to assume such duties or obligations, and UNIVERSITY and sublicensee shall negotiate in good faith to amend such sublicense agreement accordingly.

6.6 After the second anniversary of the EFFECTIVE DATE either party shall inform the other within ten (10) days of all requests for a sublicense to develop a LICENSED PRODUCT in a LICENSED FIELD covered by the PATENT RIGHTS (“PROPOSED PRODUCT”) made by a third party (“PROSPECTIVE SUBLICENSEE”). If LICENSEE is not then developing, producing, or using a LICENSED PRODUCT in the same LICENSED FIELD as the PROPOSED PRODUCT, and the development or sublicensing of such a LICENSED PRODUCT is not within LICENSEE’s business plans or activities, LICENSEE shall elect one of the following options within sixty (60) days of receipt of notice from UNIVERSITY that it desires LICENSEE to negotiate with the PROSPECTIVE SUBLICENSEE for the purpose of granting a sublicense under the PATENT RIGHTS to develop and commercialize the PROPOSED PRODUCT:

(a) provide UNIVERSITY with written notice in the form of a reasonable business development plan that it has initiated, or intends to initiate within eighteen (18) months of the date said written notice is provided to UNIVERSITY, a development plan for the PROPOSED PRODUCT; or

(b) begin good faith negotiations with the PROSPECTIVE SUBLICENSEE;

or

(c) grant back to UNIVERSITY its rights under this LICENSE AGREEMENT to the LICENSED FIELD in which such PROPOSED PRODUCT will infringe the PATENT RIGHTS.

6.6 If LICENSEE elects to negotiate with the PROSPECTIVE SUBLICENSEE for a sublicense to develop and commercialize the PROPOSED PRODUCT as provided for in Section 6.6 (b), LICENSEE shall make a good faith effort to complete negotiations with the PROSPECTIVE SUBLICENSEE within one hundred and eighty (180) days from the date on which it began negotiations. This one hundred and eighty (180) day period may be extended by UNIVERSITY upon documentation provided to UNIVERSITY by LICENSEE that such extension is reasonable in view of the circumstances. For the purposes of this Section, LICENSEE will have made a good faith effort to complete negotiations if it has offered a sublicense to the PROSPECTIVE SUBLICENSEE the terms of which include (i) reasonable financial terms taking into account the field in which the sublicense is being offered and LICENSEE’s obligations to UNIVERSITY pursuant to this LICENSE AGREEMENT; (ii) minimum performance requirements which would not be unreasonably burdensome upon the PROSPECTIVE SUBLICENSEE; and (iii) non-financial terms which are consistent with LICENSEE’s obligations to UNIVERSITY pursuant to this LICENSE AGREEMENT. In the event that LICENSEE shall fail to make a good faith effort as required by this Section, LICENSEE shall immediately grant back to UNIVERSITY its rights under this LICENSE AGREEMENT solely to such PROPOSED PRODUCT and such failure by LICENSEE shall not constitute a breach for which this LICENSE AGREEMENT may be terminated as provided for in Article 7.

ARTICLE 7: TERM AND TERMINATION

7.1 The term of this LICENSE AGREEMENT shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration of all royalty obligations set forth in Sections 3.2 and 3.8, unless earlier terminated as provided herein.

7.2 Upon the expiration of all royalty obligations set forth in Sections 3.2 and 3.8 (but not upon earlier termination of this Agreement or the licenses granted under this LICENSE AGREEMENT pursuant to Sections 7.3, 7.4, 7.5, or 7.6) in each applicable country, UNIVERSITY hereby grants LICENSEE a fully-paid-up, non-exclusive, royalty-free, perpetual, non-cancelable, sublicensable license in the LICENSED FIELD under UNIVERSITY TECHNOLOGY to develop, make, have made, import, export, use, offer to sell, sell and have sold LICENSED PRODUCT(s) in such country.

7.3 UNIVERSITY may, by written notice to LICENSEE, terminate this LICENSE AGREEMENT during any April subsequent to the year 2014, if LICENSEE or its sublicensee(s), if any, have not practiced the INVENTIONS during each calendar year which precedes each such April to the extent of generating earned royalties under Section 3.2 of this LICENSE AGREEMENT in the amount of $[**].

7.4 It is expressly agreed that, notwithstanding the provisions of any other paragraph of this LICENSE AGREEMENT, if LICENSEE should materially breach this LICENSE AGREEMENT and fail to cure any such breach within forty-five (45) days of receipt of written notice from UNIVERSITY describing such breach, or, in the case of a missed performance milestone, fails to diligently provide UNIVERSITY with a plan to cure such breach and commence efforts to cure such breach within forty-five (45) days of receipt of written notice from UNIVERSITY describing such breach, then UNIVERSITY shall have the right to terminate this LICENSE AGREEMENT immediately upon written notice. A material breach is a violation of or failure to keep or perform any covenant, condition, or undertaking of this LICENSE AGREEMENT, including, but not limited to, the failure to deliver to UNIVERSITY any royalty or other payment at the time or times that the same should be due to UNIVERSITY under this LICENSE AGREEMENT, failure to provide reports as specified in Section 4.1, failure to meet or achieve performance milestones as set forth in Appendix B, failure of any executed sublicense to comport with Section 6.3 and failure to possess and maintain insurance as set forth in Section 11.3. Notwithstanding the foregoing, in the event that any failure to meet or achieve performance milestones as set forth in Appendix B is due to unexpected delays caused by scientific or technical outcomes or regulatory actions, then UNIVERSITY and LICENSEE shall re-negotiate in good faith a revised milestone based on the parties’ then-current understanding with respect to such delay.

7.5 If LICENSEE becomes bankrupt or insolvent, files a petition for or is the subject of a petition for bankruptcy, or is placed in the hands of a receiver, assignee, or trustee for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, then UNIVERSITY shall have the right to terminate this LICENSE AGREEMENT immediately.

7.6 LICENSEE may terminate this LICENSE AGREEMENT at any time upon giving written notice of not less than sixty (60) days to UNIVERSITY.

7.7 Upon cancellation of this LICENSE AGREEMENT or upon termination in whole or in part, LICENSEE shall provide UNIVERSITY with a written inventory of all UNIVERSITY TECHNOLOGY and LICENSED PRODUCTS in the process of manufacture, in use or in stock. Except with respect to termination pursuant to Section 7.5, LICENSEE shall have the privilege of disposing of the inventory of such LICENSED PRODUCTS within the product expiration period for such LICENSED PRODUCTS (the “Disposition Period”). LICENSEE will also have the right to complete performance of all contracts for the sale of LICENSED PRODUCTS by LICENSEE requiring use of UNIVERSITY TECHNOLOGY, PATENT RIGHTS (except in the case of termination pursuant to Section 7.5) or LICENSED PRODUCTS within the Disposition Period. All LICENSED PRODUCTS which are not disposed of as provided above shall be delivered to UNIVERSITY or otherwise disposed of, in UNIVERSITY’S sole discretion, and at LICENSEE’S sole expense.

7.8 Any termination or cancellation under any provision of this LICENSE AGREEMENT shall not relieve LICENSEE of its obligation to pay any royalty or other fees (including without limitation attorney’s fees pursuant to Section 8.1 hereof) due or owing at the time of such termination or cancellation.

ARTICLE 8: PATENT PROSECUTION AND MAINTENANCE

8.1 During the term of this LICENSE AGREEMENT, LICENSEE shall bear the cost of all patent expenses, past and future, associated with the preparation, filing, prosecuting, issuance and maintenance of U.S. Patent applications and U.S. Patents included within the PATENT RIGHTS. Such filings and prosecution shall be by counsel of UNIVERSITY’S choosing and shall be in the name of UNIVERSITY. UNIVERSITY shall keep LICENSEE advised as to the prosecution of such applications by forwarding to LICENSEE copies of all official correspondence, (including, but not limited to, Applications, Office Actions, responses, etc.) relating thereto. LICENSEE shall have the right to comment and advise UNIVERSITY as to the conduct of such prosecution and maintenance; provided, however, that UNIVERSITY shall have the right to make the final decisions for all matters associated with such prosecution and maintenance.

8.2 As regards prosecution and maintenance of foreign patent applications corresponding to the U.S. Patent applications described in Section 8.1 above, LICENSEE shall designate in writing that country or those countries, if any, in which LICENSEE desires such corresponding patent application(s) to be filed. LICENSEE shall reimburse UNIVERSITY for all costs and legal fees associated with the preparation, filing, prosecuting, issuance and maintenance of such designated foreign patent applications and foreign patents. All such applications shall be in UNIVERSITY’S name.

8.3 By written notification to UNIVERSITY at least thirty (30) days in advance of any filing or response deadline, or fee due date, LICENSEE may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, provided that LICENSEE pays for all costs incurred up to UNIVERSITY’S receipt of such notification. Failure to provide such notification (provided UNIVERSITY has provided LICENSEE with the date if such deadline in a timely manner) can be considered by UNIVERSITY to be LICENSEE’S notice that it no longer wishes to support any particular patent(s) or patent application(s). Upon such notice, UNIVERSITY may file, prosecute, and/or maintain such patent applications or patents at its own expense and for its own benefit, and any rights or license granted hereunder held by LICENSEE, AFFILIATE or sublicensee(s) relating to the PATENT RIGHTS which comprise the subject of such patent applications or patent and/or apply to the particular country, shall terminate.

8.4 UNIVERSITY may elect to file corresponding patent applications in countries other than those designated by LICENSEE, but in that event UNIVERSITY shall be responsible for all costs associated with such non-designated filings. In such event, LICENSEE shall forfeit its rights under this LICENSE AGREEMENT in the country(ies) where UNIVERSITY exercises its option to file such corresponding patent applications.

ARTICLE 9: INFRINGEMENT

9.1 If the production, sale or use of LICENSED PRODUCTS under this LICENSE AGREEMENT by LICENSEE results in any claim for patent infringement against LICENSEE, LICENSEE shall promptly notify UNIVERSITY thereof in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this LICENSE AGREEMENT, LICENSEE shall have the first and primary right and responsibility at its own expense to defend and control the defense of any such claim against LICENSEE, by counsel of its own choice. It is understood that any settlement, consent judgment or other voluntary disposition of such actions must be approved by UNIVERSITY, such approval not being unreasonably withheld. Subject to the policies of the Board of Governors of the University of North Carolina, UNIVERSITY agrees to cooperate with LICENSEE in any reasonable manner deemed by LICENSEE to be necessary in defending any such action. LICENSEE shall reimburse UNIVERSITY for any out of pocket expenses incurred in providing such assistance.

9.2 In the event that any PATENT RIGHTS licensed to LICENSEE are infringed by a third party, LICENSEE shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement. It is understood that any settlement, consent judgment or other voluntary disposition of such actions must be approved by UNIVERSITY, such approval not to be unreasonably withheld. If LICENSEE recovers monetary damages then such damages awarded shall first be applied to reimbursement of legal fees and expenses incurred by either party, and the remainder shall be divided between the parties as follows: (A) if the monetary damages are in the form of lost profits from a third party infringer, then (i) LICENSEE shall receive an amount equal to the damages the court determines LICENSEE has suffered as a result of the infringement less the amount of any royalties that would have been due to UNIVERSITY, and (ii) UNIVERSITY shall receive an amount equal to the royalties it would have received if not for the infringement; and (B) if LICENSEE recovers monetary damages in the form of a reasonable royalty, then LICENSEE shall remit to UNIVERSITY [**] percent ([**] %) of the reasonable royalty awarded.

9.3 If LICENSEE elects not to enforce any patent within the PATENT RIGHTS, then LICENSEE shall notify UNIVERSITY in writing within sixty (60) days of receiving notice that an infringement exists. UNIVERSITY may, at its own expense and control, take steps to defend or enforce any patent within the PATENT RIGHTS and recover, for its own account, any damages, awards or settlements resulting therefrom, subject to the consent of LICENSEE, such consent not being reasonably withheld.

9.4 Notwithstanding the foregoing, and in UNIVERSITY’S sole discretion, UNIVERSITY shall be entitled to participate through counsel of its own choosing in any legal action involving the INVENTIONS and PATENT RIGHTS. Nothing in the foregoing sections shall be construed in any way which would limit the authority of the Attorney General of North Carolina.

ARTICLE 10: REPRESENTATIONS

10.1 UNIVERSITY represents that to the best of its knowledge as of the EFFECTIVE DATE, the entire right, title, and interest in the INVENTIONS, the UNIVERITY TECHNOLOGY, and the PATENT RIGHTS have been assigned to it free and clear of all liens, claims, and encumbrances of any inventor or any non-governmental third party and UNIVERSITY has all requisite power and authority to grant the licenses contained in this LICENSE AGREEMENT under said INVENTIONS, UNIVERSITY TECHNOLOGY, and PATENT RIGHTS.

10.2 UNIVERSITY represents that to the best of its knowledge, except as provided for in Section 2.1 above, (i) that it is not a party to or bound by any license or agreement that grants any person or entity any rights with respect to the PATENT RIGHTS in the LICENSED FIELD; (ii) that the grant of the licenses hereunder does not conflict with any agreement to which UNIVERSITY is a party.

10.3 UNIVERSITY represents that its has received no notification that the PATENT RIGHTS are invalid or the exercise by LICENSEE of the rights granted hereunder will infringe on any patent or other proprietary right of any third party.

10.4 UNIVERSITY makes no warranties that any patent will issue on UNIVERSITY TECHNOLOGY or INVENTIONS. UNIVERSITY does not warrant the validity of any patent included in the PATENT RIGHTS or that practice under such patents shall be free of infringement.

10.5 UNIVERSITY DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, UNIVERSITY ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF UNIVERSITY AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF UNIVERSITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT. LICENSEE, AFFILIATE(S) AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY LICENSEE, ITS SUBLICENSEE(S) AND AFFILIATE(S) WHICH IS A LICENSED PRODUCT(S) AS DEFINED IN THIS AGREEMENT.

ARTICLE 11: INDEMNIFICATION AND INSURANCE

11.1 In exercising its rights under this LICENSE AGREEMENT, LICENSEE shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this LICENSE AGREEMENT. LICENSEE further agrees to indemnify and hold UNIVERSITY harmless from and against any costs, expenses, attorney’s fees, citation, fine, penalty and liability of every kind and nature which might be imposed by reason of any asserted or established violation of any such laws, order, rules and/or regulations.

11.2 LICENSEE agrees to indemnify, hold harmless and defend UNIVERSITY, its officers, employees, and agents, against any and all claims, suits, losses, damage, costs, fees, and expenses asserted by third parties, both government and private, resulting from or arising out of the exercise of this LICENSE AGREEMENT, except in the event of gross negligence or willful misconduct on the part of UNIVERSITY.

11.3 LICENSEE is required to maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against liability under Sections 11.1 and 11.2 above. The UNIVERSITY shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

11.4 Except for damages required to be indemnified under Sections 11.1 and 11.2, neither party hereof shall be liable for any indirect, consequential, incidental, punitive, special, or other damages suffered by the other party arising from this Agreement.

ARTICLE 12: MISCELLANEOUS

12.1 Confidentiality. LICENSEE shall keep confidential and not disclose any unpublished UNIVERSITY TECHNOLOGY or any unpublished patent applications furnished by UNIVERSITY pursuant to Sections 2.1 and 2.2 to third parties during the term of this LICENSE AGREEMENT or any time thereafter. Disclosure may be made to third parties of any such UNIVERSITY TECHNOLOGY or document related to or embodying PATENT RIGHTS at any time (a) with the prior written consent of UNIVERSITY or (b) after the same shall have become public through no fault of LICENSEE; provided, however, disclosure of such unpublished UNIVERSITY TECHNOLOGY or any unpublished patent applications may be made at any time to LICENSEE’S actual or potential investors, financiers, agents, contractors, sublicensees, or representatives under an obligation of confidentiality.

12.2 Assignability. This LICENSE AGREEMENT is binding upon and shall inure to the benefit of the UNIVERSITY, its successors and assigns. However, this LICENSE AGREEMENT shall be personal to LICENSEE, and it is not assignable by LICENSEE to any other person or entity without the written consent of UNIVERSITY, which consent shall not be unreasonably withheld. LICENSEE shall be free to assign this LICENSE AGREEMENT (i) in connection with any sale of substantially all of its assets without the consent of the UNIVERSITY and (ii) to any AFFILIATE of LICENSEE.

12.3 Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

12.4 Use of UNIVERSITY’S Name. The use of the name of UNIVERSITY, or any contraction thereof, in any manner in connection with the exercise of this LICENSE AGREEMENT is expressly prohibited without the prior written consent of UNIVERSITY. The foregoing notwithstanding, LICENSEE shall have the right to identify UNIVERSITY as the licensor and to disclose the terms hereof to prospective investors, sublicensees, investment bankers, and regulatory authorities, in connection with its financing, regulatory, development, and stockholder relations activities or that it may deem to be required in any prospectus, offering memorandum, or other document or filing prepared in connection with LICENSEE’S compliance obligations under applicable securities law or other application law or regulation.

12.5 Independent Contractor Status. Neither party hereto is an agent of the other for any purpose.

12.6 U.S. Manufacture. It is agreed, as required by 35 U.S.C. § 204, that any LICENSED PRODUCTS used or sold in the United States shall be substantially manufactured in the United States.

12.7 Notice. Any notice required or permitted to be given to the parties hereto shall be in writing and deemed to have been properly given if delivered in person or mailed by first-class mail to the other party at the appropriate address as set forth below. Other addresses may be designated in writing by the parties during the term of this LICENSE AGREEMENT.

UNIVERSITY	LICENSEE

Director Office of Technology Development CB #4105, 308 Bynum Hall UNC-CH Chapel Hill, NC 27599-4105	Inspiration Biopharmaceuticals, Inc. 28202 Cabot Road, Suite 300 Laguna Niguel, CA 92677

12.8 Governing Law and Venue. This LICENSE AGREEMENT shall be interpreted and construed in accordance with the laws of the State of North Carolina. The State and Federal Courts of North Carolina shall have exclusive jurisdiction to hear any legal action arising out of this LICENSE AGREEMENT.

12.9 Complete Agreement. It is understood and agreed between UNIVERSITY and LICENSEE that this license constitutes the entire agreement, both written and oral, between the parties, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect. Any alteration, modification, or amendment to this LICENSE AGREEMENT must be in a writing signed by both parties. All exhibits and attachments hereto are incorporated herein by reference.

12.10 Severability. In the event that a court of competent jurisdiction holds any provision of this LICENSE AGREEMENT to be invalid, such holding shall have no effect on the remaining provisions of this LICENSE AGREEMENT, and they shall continue in full force and effect.

12.11 Survival of Terms. The provisions of Sections 2.3, 7.8, 12.4, 12.7, 12.8, 12.11 and Articles 4, 8, 9, 10 and 11 shall survive the expiration or termination of this LICENSE AGREEMENT.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this LICENSE AGREEMENT on the EFFECTIVE DATE, in duplicate originals, by the duly authorized respective officers.

THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL		INSPIRATION BIOPHARMACEUTICALS, INC.

By:	/s/ Catherine Innes	By:	/s/ Mike Griffith
Catherine Innes Director		Mike Griffith President

12/5/08		11/28/2008
Date		Date

APPENDIX A

Priority Application # (filing date)	PCT (filing date)	Country	National Application #	Patent No.	Issue Date

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

APPENDIX B

Milestones	Date

[**]	[**]

[**]	[**]

[**]	[**]

APPENDIX C

Docket No.	Appl. No.	US Patent No.	Filing Date	Title
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
		[**]	[**]	[**]

AMENDMENT NO. 1 TO AMENDED AND RESTATED LICENSE AGREEMENT

BETWEEN INSPIRATION BIOPHARMACEUTICALS, INC. AND THE UNIVERSITY

OF NORTH CAROLINA AT CHAPEL HILL

This Amendment No. 1 (the “Amendment”) to the Amended and Restated License Agreement dated November 28, 2008 (the “Agreement”), by and between The University of North Carolina at Chapel Hill having an address at Campus Box 4105, 308 Bynum Hall. Chapel Hill, North Carolina, 27599-4105 (“UNIVERSITY) and Inspiration Biopharmaceuticals, Inc., with a principal place of business at One Kendall Square, Building 1400E, Cambridge, Massachusetts 02139 (“LICENSEE”), is effective as of June 14, 2012 (“Amendment Effective Date”). Terms not otherwise defined herein shall have the respective meanings attributed to them in the Agreement.

WITNESSETH

WHEREAS, UNIVERSITY and LICENSEE have entered into a license agreement dated September 6, 2006, as amended and restated in the Amended and Restated License Agreement dated November 28, 2008, which grants LICENSEE certain rights to inventions developed and patented by UNIVERSITY;

WHEREAS, UNIVERSITY and LICENSEE now wish to amend certain provisions of the Agreement;

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, UNIVERSITY and LICENSEE hereby agree as follows:

1. Appendix B shall be amended and restated as set forth in the attached.

2. Except as expressly modified hereby, the terms of the Agreement remain unchanged and in full force and effect and shall govern and apply to all matters contemplated by this Amendment.

APPENDIX B

Milestones	Date

[**]	[**]

[**]	[**]

[**]	[**]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly respective authorized representatives as of the Amendment Effective Date.

INSPIRATION BIOPHARMACEUTICALS, INC.		UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL

By:	/s/ John P. Butler	By:	/s/ Catherine Innes
Name: John P. Butler Title: CEO		Name: Catherine Innes Title: Director
Date:		Date:	6/15/12

CONFIDENTIAL

July 23, 2012

Director Office of Technology Development

CB #4105, 308 Bynum Hall

UNC-CH

Chapel Hill, NC 27599-4105 919-966-3929

Re:

Amended and Restated License Agreement between Inspiration

Biopharmaceuticals, Inc. (“Inspiration”) and the University of North Carolina at

Chapel Hill (the “University”) dated as of November 28, 2008 (the “Agreement”)

To Whom It May Concern:

This letter shall serve as an official request for the University’s written consent to allow Inspiration to grant Ipsen Pharma S.A.S. (“Ipsen”), Inspiration’s prospective sublicensee, the right to further sublicense Inspiration’s rights under the Agreement.

Under Section 6.1 of the Agreement, Inspiration has the right to sublicense any or all of its rights under the Agreement. Inspiration’s sublicense grant may include the right to grant further sublicenses, provided that Inspiration receives prior written consent from the University. Accordingly, Inspiration wishes to include the right to grant further sublicenses in its sublicense grant to Ipsen and respectfully requests the University’s consent to do so. Please find an official consent form, attached as Exhibit A, for you to complete, execute and return to Inspiration at your earliest convenience. Time is of the essence, as the sublicense is part of a larger transaction that we are hoping to close by July 31, 2012.

We truly value the strong relationship we have with the University and sincerely appreciate your cooperation in this matter.

Very truly yours,

/s/ Nicole R. Hadas

Nicole R. Hadas,

Senior Vice President & General Counsel

cc: Henry P. Nowak, Assistant Director,

Office of Technology Development

Exhibit A

By signing the form below, the University hereby provides Inspiration with its irrevocable and unconditional consent to grant Ipsen the right to further sublicense its rights under the Amended and Restated License Agreement between Inspiration and the University dated as of November 28, 2008.

By:	/s/ Catherine Innes

Print Name:	Catherine Innes

Title:	Director, Office of Technology Development

Date:	7/25/12

Emergent BioSolutions Inc.
400 Professional Drive, Suite 400 Gaithersburg, MD 20879

March 17, 2016	t 240 631 3200
f 240 631 3203
www.emergentbiosolutions.com

University of North Carolina at Chapel Hill

CB #4105, 308 Bynum Hall

UNC-CH

Chapel Hill, NC

27599-4105

Attention: Director, Office of Technology Development

Re:	Amended and Restated License Agreement by and between Cangene Corporation or its affiliate (“Cangene”) (as assignee of Inspiration Biopharmaceuticals, Inc.) and University of North Carolina at Chapel Hill (the “Company”) dated November 28, 2008 (as amended, modified, supplemented or replaced from time to time, the “Agreement”)

To Director, Office of Technology Development:

As you may be aware, on August 6, 2015, Cangene’s parent corporation, Emergent BioSolutions Inc., announced its intention to pursue a spin-off of its biosciences business into a separate, stand-alone publicly-traded company to be named Aptevo Therapeutics Inc. (“Aptevo”).

The purpose of this letter is to notify you that, through one or more transactions, Cangene will assign the Agreement to Aptevo, and Aptevo will assume Cangene’s obligations under the Agreement (such assignment and assumption, together with the spin-off described above, the “Transactions”).

By countersigning this letter in the space below, the Company hereby (i) consents to the Transactions, (ii) waives any breach of, potential event of default under, termination of, or right of termination under, the Agreement arising from, caused by, or as a result of any of the Transactions, and (iii) waives any right it may have to receive any further notice in connection with any of the Transactions.

Please return the signed letter to Pamela King at kingp@ebsi.com by March 31, 2016 or contact her via e-mail or at 1.240.631.3240 with any questions or concerns. We appreciate your consideration of this request and your timely response.

Sincerely,

Eric Burt
Assistant Secretary

AGREED AND CONSENTED TO AS OF 3/28/2016:

UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL

By:
Name:	Jacqueline Quay
Title:	Director of Licensing
Date:	3/28/16

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